EXHIBIT 99.3

TAXMASTERS, INC.
INTRODUCTION TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 2009,
AND FOR THE FISCAL YEAR ENDED DECEMBER 31, 2008

The unaudited Pro Forma Financial Information reflects financial Information of Crown Partners, Inc (“Company”). and TaxMasters, Inc (“TaxMasters”) to the execution of the Plan and Share Exchange Agreement of Reorganization, dated August 4, 2009.  On August 4, 2009 the Company (formerly known as Crown Partners, Inc.), a Nevada corporation, closed a share exchange agreement with TaxMasters, Inc. under which all of the following occurred: (i) the Company amended its Articles of Incorporation changing its name to “TaxMasters, Inc”, increased authorized shares of common stock to 1,000,000,000, par value $.0001 and increasing authorized shares of undesignated preferred stock to 500,000,000, par value $.0001, (ii) the Company issued 301,000,000 shares of its common stock to the sole stockholder of TaxMasters, Inc. in exchange for all of the issued and outstanding shares of common stock of TaxMasters, Inc. as a result of which TaxMasters became a wholly-owned subsidiary of the Company; (iii) the Company issued 1,000 shares of its Control Series of Preferred Stock to the TaxMasters sole stockholder which give the sole stockholder the authority to designate a majority of the Company's board of directors for a five year period; (iv)  the sole stockholder has the right to earn up to an additional 299,000,000 shares of the Company's common stock during the next  five years based on a formula calculated on the net profits of the Company; and  (v)  the Company's current board of directors and officers resigned effective with the closing and concurrently appointed TaxMasters sole stockholder as a director.  The Pro Forma Statements included herein reflect the above transaction which has been accounted for as a reverse merger whereby Tax Masters, Inc. is considered the accounting acquirer and the historical and future financial statements will be those of Tax Masters, Inc. since the Company discontinued their primary business activity of daily trading in the stock market.

The accompanying unaudited pro forma consolidated financial statement is presented to illustrate the effects of the merger and reorganization on the historical financial position of the Company and TaxMasters, Inc.  The unaudited pro forma consolidated balance sheet as of June 30, 2009 gives effect to the merger and reorganization as if it had occurred on that date, and combines the respective balance sheets, as adjusted, at that date. A pro forma statement of operations has not been presented as the Company’s former operations were contemporaneously sold at the time of merger and, therefore, the combined continuing operations are those of only Tax Masters, Inc. Such financial information has been prepared from, and should be read in conjunction with, the (i) unaudited consolidated June 30, 2009 financial statements of the Company included in its Form 10-Q filing and (ii) unaudited financial statements of TaxMasters, Inc. for the six months ended June 30, 2009.

The unaudited consolidated pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger and reorganization had been consummated on the indicated dates, nor is it necessarily indicative of future operating results.  The pro forma adjustment are based on information available at the time of this filing.

TAXMASTERS, INC.
UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
(Unaudited)
JUNE 30, 2009

	TaxMasters, Inc	Crown Partners, Inc	Notes	Adjustments	Pro Forma
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,999,892	$12,194	a	$(12,194)	$3,999,892
Short-term CD's	310,963	-			310,963
Accounts receivable trade, net	12,907,430	-			12,907,430
Notes Payable	400,000				400,000
Total current assets	17,618,285	12,194		(12,194)	17,618,285

PROPERTY AND EQUIPMENT, net	154,844	34,411	a	(34,411)	158,844

LONG-TERM INVESTMENTS	419,747				419,747

OTHER ASSETS	17,000	-		-	17,000

TOTAL ASSETS	$18,209,876	$46,605		$(46,605)	$18,209,876

LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES
Accounts payable and accrued expenses:	$785,889	$32,602	a	$(32,602)	$785,889
Deferred revenue	7,288,864				7,288,864
Capital lease obligations	48,383				48,383
Accounts payable - related party		68,738	a	(68,738)	-
Advances from related party		22,689	a	(22,689)	-
Salaries payable		23,100	a	(23,100)	-
Notes payable		15,700	a	(15,700)	-
Notes payable to related party - Shareholder		53,860	a	(53,860)	-
Total current liabilities	8,123,136	216,689		(216,689)	8,123,136

LONG TERM LIABILITIES
Capital lease obligations	93,921	-			93,921
Deferred revenue, net of current portion	15,632,824				15,632,824

Total liabilities	23,849,881	216,689		(216,689)	23,849,881

STOCKHOLDERS’ DEFICIT
Preferred stock, convertible, $0.001 par value, 500,000,000 shares authorized, 1,000 shares issued and outstanding at June 30, 2009	-	-	c	1	1
Common stock, $0.001 par value, 1,000,000,000 authorized, 303,713,899 shares issued and outstanding at June 30, 2009	-	2,713	b	301,000	303,713
Additional paid in capital	-	10,156,949	a,b,c	(10,460,662)	(303,713)
Accumulated deficit	(5,640,005)	(10,329,746)		10,329,746	(5,640,005)
Total stockholders’ deficit	(5,640,005)	(170,084)		170,084	(5,640,005)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$18,209,876	$46,605		$(46,605)	$18,209,876

ADJUSTMENT NOTES :
a = To remove the assets, liabilities and operations of Crown Partners, Inc. subsidiary Crown Equity which was spun out contemporaneously with the merger, leaving TaxMasters, Inc. as the only operations.

b = Represents the issuance of common stock to the sole stockholder of TaxMasters, Inc. for all the issued and outstanding of common stock TaxMasters, Inc. as a result of which TaxMasters become a wholly-owned subsidiary of the Company

c = Represents the issuance of Preferred convertible stock to the TaxMaster sole stockholder giving him the authority to designate a majority of the Company Board Inc.